Exhibit 99.1

hhgregg Announces Fiscal First Quarter Operating Results

First Quarter Highlights

•	Net sales increased 53.3% to $436.0 million

•	Comparable store sales increased 6.3% primarily driven by a 16.1% increase in the appliance category and a 2.4% increase in the video category

•	Net income increased 85.5% to $2.7 million and net income per diluted share increased 75.0% to $0.07

•	Company opened 26 new stores in the quarter and remains on track to open another 12 stores by the end of the second fiscal quarter with a total of 40-45 new stores in fiscal year 2011

INDIANAPOLIS, August 5, 2010/Businesswire, hhgregg, Inc. (NYSE: HGG):

	Three Months Ended June 30,
(unaudited, dollar amount in thousands, except per share data )	2010	2009
Net sales	$435,975	$284,390
Net sales % increase (decrease)	53.3%	(3.7)%
Comparable store sales % increase (decrease) (1)	6.3%	(14.7)%
Gross profit as a % of net sales	30.4%	29.8%
SG&A as a % of net sales	23.1%	22.9%
Net advertising expense as a % of net sales	4.6%	4.2%
Depreciation and amortization expense as a % of net sales	1.3%	1.4%
Income from operations as a % of net sales	1.3%	1.3%
Net interest expense as a % of net sales	0.3%	0.5%
Net income	$2,724	$1,469
Net income per diluted share	$0.07	$0.04
Number of stores open at the end of the period	157	111

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

hhgregg, Inc. (“hhgregg” or the “Company”) today reported net income of $2.7 million for the three months ended June 30, 2010, or $0.07 of net income per diluted share, compared with net income of $1.5 million, or $0.04 of net income per diluted share, for the comparable prior year period. The 85.5% increase in net income for the three month period ended June 30, 2010, as compared to the same period in the prior year, was the result of an increase in net sales due to net addition of 46 stores during the past 12 months, a comparable store sales increase of 6.3% and a modest increase in gross profit as a percentage of net sales.

Dennis May, President and Chief Executive Officer of the Company, commented, “We are very pleased with our first quarter results and business trends over the past few months. As a result of increased demand in our core categories, we have seen improved traffic in both our appliance and video categories, which has continued into the second fiscal quarter. During the quarter, we successfully opened a record 26 new stores and are on track to open another 12 new stores by the end of the second fiscal quarter. Productivity of the new stores is strong and we remain confident in our ability to execute our differentiated operating model in new markets and gain market share in the current environment.”

Net sales for the three months ended June 30, 2010 increased 53.3% to $436.0 million compared to $284.4 million in the comparable prior year period. The increase in net sales was primarily attributable to the net addition of 46 stores during the past 12 months and a 6.3% increase in comparable store sales.

Net sales mix and comparable store sales percentage changes by product category for the three months ended June 30, 2010 and 2009 were as follows:

	Net Sales Mix Summary		Comparable Store Sales Summary
	Three Months Ended June 30,		Three Months Ended June 30,
	2010	2009	2010	2009
Video	42%	42%	2.4%	(17.0)%
Appliances	42%	41%	16.1%	(17.5)%
Other (1)	16%	17%	(8.4)%	1.4%

Total	100%	100%	6.3%	(14.7)%

(1)	Primarily consists of audio, furniture and accessories, mattresses, notebook computers and personal electronics.

hhgregg’s 6.3% comparable store sales increase for the three months ended June 30, 2010 primarily reflects strong demand across the Company’s major product categories. For the three month period ended June 30, 2010, the increase in comparable store sales for the video category was due primarily to continued strong unit demand in the category partially offset by a decrease in average selling prices. Net sales in the appliance category saw significant improvement across all product categories in the three months ended June 30, 2010, resulting in a comparable store sales increase in the appliance category of 16.1% for the period. Approximately one-quarter of the comparable store sales growth in the category was attributed to the government’s appliance stimulus program, with the remainder of the growth attributable to strong unit demand. For the three months ended June 30, 2010, the comparable store sales decrease in the other category was due primarily to double digit comparable store sales decreases in small electronics and camcorders.

Gross profit margin, expressed as gross profit as a percentage of net sales, increased 59 basis points for the three months ended June 30, 2010 from 29.8% to 30.4%. The increase in the gross profit margin percentage for the quarter was primarily due to increased margins in the video category, which were attributable to an increased sales mix of more feature-rich products, and increased margins in the appliance category, which were attributable to an increased sales mix of energy efficient products. The increases in gross profit margin were slightly offset by a decline in gross profit margin in the other category.

SG&A, as a percentage of net sales, increased approximately 23 basis points for the three month period ended June 30, 2010. The change is primarily due to an increase in costs associated with the launch of stores in the Mid-Atlantic region, which had SG&A costs that were greater than the Company average as a percentage of net sales. As expected, SG&A for stores in the Mid-Atlantic region were higher than the Company average as a result of approximately $3.7 million in initial investments in items such as training, relocation and travel expenses incurred during the three months ended June 30, 2010. This increase was partially offset by occupancy costs, which decreased approximately 60 basis points as a percentage of net sales as a result of comparable store sales increases.

Net advertising expense, as a percentage of net sales, increased approximately 43 basis points during the three months ended June 30, 2010, when compared with the respective comparable prior year period. The increase in net advertising expense as a percentage of net sales was driven by increased spend associated with the grand opening of 26 stores during the period, which accounted for approximately $3.2 million of the gross spend total.

The Company’s effective income tax rate for the three months ended June 30, 2010 decreased to 39.4% compared to 40.1% in the comparable prior year period. The decrease in the Company’s effective income tax rate is primarily the result of changes in the expected annual effective state income tax rate for fiscal 2011.

Guidance

Consistent with prior years, the Company is not updating its fiscal year guidance in connection with its first quarter earnings given that the Company is only one quarter through its fiscal year. However, while the first quarter results were above the Company’s expectations and July comparable store sales trends continue to be consistent with first quarter comparable store sales results, the Company expects to update its annual guidance in connection with the release of its second fiscal quarter results.

Jeremy Aguilar, Chief Financial Officer of the Company, commented, “While we are not updating our annual net income per diluted share guidance of $1.35 to $1.45, we remain encouraged by the current business trends and our ability to deliver strong financial results driven by existing store execution, new store performance and our differentiated business model.”

Teleconference and Webcast

hhgregg will be conducting a conference call to discuss operating results for the three months ended June 30, 2010, on Thursday, August 5, 2010 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous web cast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances and related services operating under the name hhgregg™. hhgregg currently operates 157 stores in Alabama, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and Virginia.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.

hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the effect of general and regional economic and employment conditions on its net sales; competition in existing, adjacent and new metropolitan markets; changes in consumer preferences; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sales personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for advertising; and changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K filed with the Securities Exchange Commission on May 27, 2010. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Vice President of Finance
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(UNAUDITED)

	Three Months Ended
	June 30, 2010	June 30, 2009
	(In thousands, except share and per share data)
Net sales	$435,975	$284,390
Cost of goods sold	303,587	199,715

Gross profit	132,388	84,675
Selling, general and administrative expenses	100,847	65,140
Net advertising expense	19,959	11,803
Depreciation and amortization expense	5,879	3,968

Income from operations	5,703	3,764
Other expense (income):
Interest expense	1,211	1,318
Interest income	(5)	(6)

Total other expense	1,206	1,312

Income before income taxes	4,497	2,452
Income tax expense	1,773	983

Net income	$2,724	$1,469

Net income per share
Basic	$0.07	$0.04
Diluted	$0.07	$0.04
Weighted average shares outstanding-Basic	38,848,114	32,818,991
Weighted average shares outstanding-Diluted	40,345,676	34,061,817

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(AS A PERCENTAGE OF NET SALES)

(UNAUDITED)

	Three Months Ended
	June 30, 2010	June 30, 2009
Net sales	100.0%	100.0%
Cost of goods sold	69.6	70.2

Gross profit	30.4	29.8
Selling, general and administrative expenses	23.1	22.9
Net advertising expense	4.6	4.2
Depreciation and amortization expense	1.3	1.4

Income from operations	1.3	1.3
Other expense (income):
Interest expense	0.3	0.5
Interest income	—	—

Total other expense	0.3	0.5

Income before income taxes	1.0	0.9
Income tax expense	0.4	0.3

Net income	0.6%	0.5%

Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2010, MARCH 31, 2010 AND JUNE 30, 2009

(UNAUDITED)

	June 30, 2010	March 31, 2010	June 30, 2009
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$70,385	$157,837	$9,495
Accounts receivable—trade, less allowances of $144, $177 and $304, respectively	9,355	7,312	6,478
Accounts receivable—other	26,588	23,411	10,495
Merchandise inventories, net	279,626	201,503	160,456
Prepaid expenses and other current assets	3,670	7,905	2,435
Income tax receivable	12,035	624	5,706
Deferred income taxes	6,843	6,155	5,238

Total current assets	408,502	404,747	200,303

Net property and equipment	143,857	133,013	87,918
Deferred financing costs, net	2,895	3,196	2,457
Deferred income taxes	64,746	64,096	75,548
Other assets	975	867	551

Total long-term assets	212,473	201,172	166,474

Total assets	$620,975	$605,919	$366,777

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$140,256	$149,414	$71,382
Current maturities of long-term debt	908	908	908
Customer deposits	23,288	20,330	15,318
Accrued liabilities	51,855	44,846	30,320

Total current liabilities	216,307	215,498	117,928

Long-term liabilities:
Long-term debt, excluding current maturities	87,206	87,433	91,473
Other long-term liabilities	55,685	49,580	26,124

Total long-term liabilities	142,891	137,013	117,597

Total liabilities	359,198	352,511	235,525

Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of June 30, 2010, March 31, 2010 and June 30, 2009, respectively	—	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 39,413,457, 38,517,388 and 33,163,870 shares issued and outstanding as of June 30, 2010, March 31, 2010 and June 30, 2009 respectively	4	4	3
Additional paid-in capital	260,338	254,770	170,171
Accumulated other comprehensive loss	(948)	(982)	(794)
Retained earnings (accumulated deficit)	2,424	(300)	(38,029)

	261,818	253,492	131,351
Note receivable for common stock	(41)	(84)	(99)

Total stockholders’ equity	261,777	253,408	131,252

Total liabilities and stockholders’ equity	$620,975	$605,919	$366,777

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED JUNE 30, 2010 AND 2009

(UNAUDITED)

	Three Months Ended
	June 30, 2010	June 30, 2009
	(In thousands)
Cash flows from operating activities:
Net income	$2,724	$1,469
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	5,879	3,968
Amortization of deferred financing costs	301	167
Stock-based compensation	1,220	779
Excess tax benefits from stock-based compensation	(13,086)	(1,469)
Gain on sales of property and equipment	(103)	(42)
Deferred income taxes	(1,360)	1,189
Tenant allowances received from landlords	4,507	—
Changes in operating assets and liabilities:
Accounts receivable—trade	(2,043)	(1,159)
Accounts receivable—other	(2,656)	577
Merchandise inventories	(78,123)	(18,846)
Income tax receivable	1,675	(3,920)
Prepaid expenses and other assets	4,127	(24)
Accounts payable	2,334	7,609
Customer deposits	2,958	84
Accrued liabilities	(4,113)	251
Other long-term liabilities	1,198	(2,120)

Net cash used in operating activities	(74,561)	(11,487)

Cash flows from investing activities:
Purchases of property and equipment	(22,394)	(6,849)
Deposit on future sale leaseback transactions applied	—	2,643
Proceeds from sales of property and equipment	39	21

Net cash used in investing activities	(22,355)	(4,185)

Cash flows from financing activities:
Proceeds from exercise of stock options	2,384	2,399
Excess tax benefits from stock-based compensation	13,086	1,469
Net increase in bank overdrafts	(5,822)	—
Payments on notes payable	(227)	(227)
Other, net	43	30

Net cash provided by financing activities	9,464	3,671

Net decrease in cash and cash equivalents	(87,452)	(12,001)
Cash and cash equivalents
Beginning of period	157,837	21,496

End of period	$70,385	$9,495

Supplemental disclosure of cash flow information:
Interest paid	$905	$1,143
Income taxes paid	$1,096	$2,163
Capital expenditures included in accounts payable	$4,723	$3,274

HHGREGG, INC. AND SUBSIDIARIES

Store Count by Quarter for Fiscal Years 2009, 2010 and 2011

(Unaudited)

	FY2009				FY2010				FY2011
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Beginning Store Count	91	97	103	108	110	111	118	127	131
Store Openings	6	6	6	2	1	7	10	4	26
Store Closures	—	—	(1)	—	—	—	(1)	—	—

Ending Store Count	97	103	108	110	111	118	127	131	157

Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.